UNITED STATES
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SCHEDULE 14A

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Advanced Photonix, Inc.
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ADVANCED PHOTONIX ISSUES OPEN LETTER TO SHAREHOLDERS

Recommends Shareholders vote in line with the recommendations of the Board of Directors with respect to Proposals 1, 2, 3, and 4 and 5 and against Proposal 6 for the reasons set forth in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission on July 12, 2013.

ANN ARBOR, Mich., Aug. 21, 2013 – Advanced Photonix, Inc. (NYSE MKT: API) (“API”) today issued the following open letter to API shareholders. For information about API’s Annual Meeting of Shareholders, please visit: www.cstproxy.com/advancedphotonix/2013.

The text of the letter follows:

2925 Boardwalk
Ann Arbor, MI 48104
734-864-5600
www.advancedphotonix.com

August 21, 2013

Dear Fellow Advanced Photonix, Inc. Shareholders,

Advanced Photonix’s August 23rd Annual Meeting of Shareholders (the “Annual Meeting”) is just two days away, and your support for API’s board of directors is more important than ever.

We understand that you may have received a notice from your brokerages or banks either (i) this past Saturday, August 17, 2013, that indicated that “ADVANCED PHOTONIX, INC. has released important information to its stockholders”, or (ii) this morning that indicated that “You may have recently received an e-mail from ADVANCED PHOTONIX, INC. Please disregard that communication. This e-mail should replace the one previously received.  We apologize for any confusion this may have caused.”  In either case, we are writing to clarify that the letter that was hyperlinked to either notice was not distributed by API, but rather by Mr. Charles M. Knowles, Jr., the proponent of the proxy access shareholder proposal that is set forth as Proposal 6 in API’s definitive proxy statement on Schedule14A (the “Proxy Statement”) that was filed with the Securities and Exchange Commission (the “SEC”) on July 12, 2013 (such letter, the “Knowles Letter”).  We are also writing to correct what we believe are numerous false and misleading statements that appear in the Knowles Letter.

A.	Paragraph 5 of the Knowles Letter Mischaracterizes the Role of Lighthouse Services, Inc.

Paragraph 5 of the Knowles Letter states “In 2012 I sent another document, within the time frame given in the 2011 DEF14A. Two months later, having received no acknowledgment of this document, I contacted the API board through Lighthouse, an SEC oversight company.  Over the next two months, I received two copies of the same form letter from API stating that they were considering Dr. Fogglesong [sic] for a place on the ballot.”  Paragraph 5’s characterization of Lighthouse Services, Inc. (“Lighthouse”) as an “SEC oversight company” creates a false and misleading impression that the SEC had taken action against the Company.  As a cursory internet search would reveal, however, Lighthouse is not an “SEC oversight company,” but rather a company that provides, among other services, anonymous reporting hotlines, to facilitate compliance and risk mitigation.  In fact, there is nothing in either the Proxy Statement or on Lighthouse’s corporate webpage (accessible at http://www.lighthouse-services.com/) that would imply that it has any affiliation with the SEC.  Restated another way, Lighthouse is a vendor of the Company and therefore the implication fostered by the Knowles Letter that the Company had been subject to SEC action is completely false and misleading.

B.	Paragraph 6 of the Knowles Letter Mischaracterizes the Company’s Response to Mr. Knowles’ Fiscal Year 2012 Request to Nominate Dr. Robert H. Foglesong as a Director.

Paragraph 6 of the Knowles Letter states “After receiving no follow-up to their form-letter, I called the chairman of the nominating committee, Lance Brewer. Lance told me that although Dr. Fogglesong [sic] was well-‐qualified and politically connected, API couldn’t afford another board member.  Dr. Fogglesong’s [sic] response was that he would be happy to serve as a board member with no compensation until API became profitable. Since I had sent his name in to be added to the list of nominees, not appointed, I was upset at API’s response. It made no sense that they would not consider such a qualified candidate.” Paragraph 6 paints a false and misleading picture of the reasons that Mr. Brewer provided Mr. Knowles for the rejection of Dr. Foglesong’s candidacy as a director nominee in fiscal year 2012.  In particular, Mr. Knowles was specifically advised by Mr. Brewer that the Board had concluded that, among other things, because the bulk of Dr. Foglesong’s operational experience had been with large, bureaucratic organizations such as the U.S. Military and Mississippi State University, his experience would not translate well to a company such as API that has a highly entrepreneurial culture and operates under significant resource constraints. In addition, Paragraph 6 falsely implies that the Company did not consider the merits of Dr. Foglesong’s proposed nomination.  The truth of the matter is that Mr. Knowles was advised in a letter dated July 11, 2012 (the “July 11 Letter”), a conformed copy of which is set forth in Exhibit A to this letter, that after serious consideration, no compelling case had been made to increase the number of directors or to otherwise change the composition of the Board to accommodate Dr. Foglesong’s proposed nomination.

C.	Paragraph 7 and 8 of the Knowles Letter Provide Misleading Information Regarding the Compensation of the Company’s Non-Employee Directors and Chief Executive Officer.

Paragraphs 7 and 8 of the Knowles Letter state:

“So I did some research, uncovering information that every shareholder needs to be aware of. Did you know that three of API’s directors previously worked together at Filtertec [sic] before coming to API?  Did you know that the board compensation, since these three came on board, has gone up from $10,000 to over $50,000 each conservatively over a 300% increase!  Did you know that in 2012 Mr. Kurtz made $400,000 as CEO of API?

These wages are outrageous for a company that is not currently making a profit, but it may explain why API is not willing to consider someone new for a board position. Since API merged with Picometrix in 2005, there has not been a new candidate even nominated for a seat on the board. The incumbent board has reigned, year after year.”

Paragraphs 7 and 8 are false and misleading because they fail to disclose that such increases occurred over a 13-year period commencing in fiscal year 2000 (which is the fiscal year in which the last of the three “Filtertek” directors joined the Board), during which the Company’s revenues have increased by almost 300% (from $6,090,000 in fiscal year 2000 to $23,649,000 in fiscal year 20131), the number of its employees increased by approximately 135% (from 57 full-time employees as of June 19, 2000 to approximately 134 full time employees as of March 31, 2013), and the Company’s product lines increased in number and complexity due to the acquisition of the Terahertz and High Speed Optical Receivers product lines in connection with the acquisition of Picometrix in 2005.

Similarly, Paragraph 8 creates the misleading impression that Mr. Kurtz’s current compensation remains at $400,000 by stating that “[t]hese wages are outrageous for a company that is not currently making a profit.” The statement is highly misleading since, as publicly disclosed in the Proxy Statement, Mr. Kurtz’s compensation in fiscal year 2013 decreased to $324,000 and given that Mr. Kurtz, along with the Company’s other Named Executive Officers and non-employee directors, voluntarily waived 20% of his salary during the first four months of fiscal year 2014 (a fact that was also publicly disclosed in the Proxy Statement), it is likely that his fiscal year 2014 compensation will be at or lower than the level received in fiscal year 2013.

1 It should be noted that fiscal year 2013 revenues reflected a 20% decrease from the prior year’s revenues of $29.5 million.  Measured against fiscal year 2012, the Company’s revenues increased by almost 400% since fiscal year 2000.

D.	Paragraph 8 of the Knowles Letter Falsely Implies That the Company Will Not Consider New Director Candidates.

Paragraph 8 repeats Mr. Knowles’ false and misleading contention that the Company is unwilling to consider new director candidates, and is using this contention as a basis to encourage the Company’s stockholders to vote in favor of his proxy access proposal, which is set forth as Proposal 6 in the Proxy Statement (“Proposal 6”), and against the Company’s proposed 2013 Equity Incentive Plan (the “2013 Plan”), which is set forth as Proposal 4 in the Proxy Statement (“Proposal 4”).  As noted above under Section B of this letter, Mr. Knowles was advised that his proposals to nominate Dr. Foglesong for consideration as a candidate to the Board in fiscal year 2012 was rejected only AFTER the Board considered Dr. Foglesong’s candidacy.  Moreover, as indicated in the Definitive Additional Materials that the Company filed with the SEC on July 3, 2013 under the cover of a DEFA 14A (the “Q4 2013 Earnings Call Transcript”), Mr. Kurtz advised Mr. Knowles during the Company’s Q4 2013 earnings call that was conducted on July 1, 2013 that the Company had “interviewed probably 4, 5” director candidates over the past several years.2 In light of the preceding, Mr. Knowles either knew or should have known that the Company has considered additional director candidates, and therefore his statement that “API is not willing to consider someone new for a board position” is utterly false and misleading.

E.	The Postscript of the Knowles Letter Falsely Implies That the Company’s Proposed 2013 Plan will Increase the Equity Compensation Payable to the Company’s Non-Employee Directors.

The postscript of the Knowles Statement states, “PS: FYI, I am voting no on proposal #4, the employee equity plan, because it dilutes the shares 10%.  The non employee Director Grants allows both automatic stock grant awards of 25,000 shares per year per non employee director and the compensation committee, at its sole discretion, may grant non--employee directors discretionary Awards!”  The post-script is misleading since it implies that the non-employee directors will receive an increase in compensation if the 2013 Plan is approved by the Company’s stockholders by omitting disclosure that would make it clear that (i) the compensation structure under the 2013 Plan is similar to the compensation structure under the Company’s current 2007 Equity Incentive Plan (the “2007 Plan”) that was approved by the Company’s stockholders in 2007; and (ii) the compensation payable to the non-employee directors under the 2013 Plan is in lieu of, rather than in addition to, the compensation payable to such directors under the 2007 Plan.

Regarding the former, the primary difference between the 2013 and 2007 Plans is that instead of receiving that number of options having a value of $25,000 calculated on the grant date in accordance with the Black-Scholes option pricing model under the 2007 Plan, the non-employee directors would instead receive a grant of 25,000 shares.  As such, to the extent that the closing price of the Company’s Common Stock remains under $1.00 per share on September 2, 2013, the date the automatic director grants will occur this year, the value of the equity granted to the non-employee directors under the 2013 Plan will be lower than the equity grant that they would otherwise be entitled to receive under the 2007 Plan3  Regarding the latter, the disclosure in both Proposal 4 set forth in the Proxy Statement and in Section 6(c) of the 2013 Equity Incentive Plan included as Appendix A to the Proxy Statement clearly indicate that the non-employee directors will no longer be eligible to receive automatic annual grants under the 2007 Equity Plan if the 2013 Equity Incentive Plan is approved by the stockholders at the Annual Meeting.

2 Following is the portion of the Q4 2013 Earnings Call Transcript during which Mr. Knowles inquired about the number of director candidates that the Company had considered over the preceding years:

Operator: Our next question comes from Charles Knowles, who is also a private investor.
Unknown Shareholder: On the board, I wondered how many candidates the nominating committee discussed this year in 2013.
Richard D. Kurtz: Over the past several years, we've probably interviewed probably 4, 5, if my memory serves me correctly.
Unknown Shareholder: Okay. You don’t know if you interviewed any this year?
Richard D. Kurtz: No. Your recommendation for Dr. Foglesong was the only one that we had considered this year. Again, our focus was on operational aspects of the company.

3 The closing price of the Company’s Common Stock on August 20, 2013 was $0.60 per share.  Assuming that the per share price of the Company’s Common Stock does not increase between August 20, 2013 and September 2, 2013, the non-employee directors would receive an equity grant with a maximum fair market value of $15,000.

G.	Conclusion.

The fact that Mr. Knowles has made what we belive are a a number of false and misleading statements less than a week before the Annual Meeting is, in our view, an egregious and desperate attempt to manipulate the results of the Annual Meeting, and we are compelled to set the record straight.  We urge you to ignore such statements, and to vote in line with the Board’s recommendations with respect to Proposals 1, 2, 3, and 4 and 5 and against Proposal 6 for the reasons set forth in the Proxy Statement.

Sincerely,

/s/ Richard Kurtz
Richard Kurtz
Chief Executive Officer, President, and Director
Advanced Photonix, Inc.

FORWARD-LOOKING INFORMATION

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products; and the risk factors listed from time to time in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings. The Company assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

EXHIBIT A
JULY 11 LETTER

Mr. C.M Knowles Jr. 202 E 4th Ave. Williamson, WV 25661 July 11, 2013 2925 Boardwalk Ann Arbor, MI 48104 734-864-5600 www.advancedphotonix.com Advanced Photonix, Inc. Dear Mr. Knowles: I just spoke with Lance regarding your conversation and wanted to both thank you for your interest in Advanced Photonix, and extend a personal invitation to the annual shareholder meeting this August. I look forward to meeting with you there. I understand that you have previously communicated with Rob Risser regarding the potential for working with Jeff Speaks as a lobbyist. We spoke with Charles Baird and also with a friend of mine that works for Patton Boggs, http://www.pattonboggs.com. They both are vey well connected with the "Powers that Be" in Washington. Either of them could be of help to us in marketing our products to the Federal Government. However, our initial conversations with the firms indicated that their fee structure was likely to be beyond our current means. (Patton  Boggs for example asked for an annual retainer of in excess of $250,000 and a success fee of between 3% and 5%). Now are we quite ready to move forward with any lobbying effort because we do not yet have a product for Inter-model or Aviation screening that has been approved by TSA (DHS). Once we ultimately receive approval, we will determine the steps we need to take to get on the appropriation schedule. As I know, Lance discussed with you the Board's serious consideration to Dr. Foglesong's candidacy but ultimately decided that no compelling case had been made this year to increase the number of directors or to otherwise change the composition of the Board. Board size and composition are of course, matters of continuing discussion and review and are one of a number of topics that I would be pleased to discuss with you in person if you are able to attend the annual shareholder meeting. Please let me know if you will be a ble to attend the shareholder meeting. Sincerely yours, /s/ Richard Kurtz CEO and Chairman Optoelectronic Solutions Page A-1